As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-223041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROSEHILL RESOURCES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	47-5500436
(State or other jurisdiction of of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Craig Owen

Chief Financial Officer

16200 Park Row, Suite 300

Houston, Texas 77084

(281) 675-3400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brenda K. Lenahan Vinson & Elkins L.L.P. 666 Fifth Street, 26th Floor New York, New York 10103 (212) 237-0000	J. Michael Chambers Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Rosehill Resources Inc. is filing this Amendment No. 5 (this “Amendment”) to its Registration Statement on Form S-1, File No. 333-223041 (the “Registration Statement”), as an exhibits only filing to file as exhibits the XBRL documents that inadvertently were omitted from the Registration Statement. Accordingly, this Amendment consists only of the facing page of the Registration Statement, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The preliminary prospectus has not changed and has been omitted from this Amendment.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with this offering, other than underwriting discounts and commissions. All of the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC Registration Fee	$9,435.23
FINRA Filing Fee	11,867.75
Printing and Engraving Expenses	135,000.00
Legal Fees and Expenses	400,000.00
Accounting Fees and Expenses	165,000.00
Transfer Agent and Registrar Fee	5,000.00
Other	98,697.02

Total	$825,000.00

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

Our bylaws also include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation or our bylaws affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by our amended and restated certificate of incorporation.

We have entered into indemnification agreements with each of our officers and directors, a form of which is attached as Exhibit 10.5 to the registration statement of which this prospectus forms a part. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Underwriting Agreement attached as Exhibit 1.1 to the registration statement of which this prospectus forms a part, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since our formation, we have sold the following securities without registration under the Securities Act:

Founder Shares

In November 2015, KLR Sponsor purchased an aggregate of 4,312,500 founder shares, for an aggregate offering price of $25,000 at an average purchase price of approximately $0.006 per share. In December 2015, KLR Sponsor returned to us, at no cost, an aggregate of 575,000 founder shares, which we cancelled. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. KLR Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. KLR Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

Private Placement Warrants

Simultaneously with the consummation of our initial public offering, we consummated the private placement of 8,310,000 warrants at a price of $0.75 per warrant, generating total proceeds of $6,232,500. In connection with the partial exercise of the underwriters’ overallotment option, we sold an additional 98,838 warrants in a private placement to KLR Sponsor and EarlyBirdCapital, Inc. at a price of $0.75 per warrant, generating proceeds of $74,000. The warrants, which were purchased by KLR Sponsor and EarlyBirdCapital, Inc. (and its designees), are substantially similar to the public warrants, except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption. EarlyBirdCapital, Inc. agreed that it will not be permitted to exercise any warrants after the five-year anniversary of the effective date of the initial public offering registration statement. If the warrants are held by holders other than its initial holders, the warrants will be redeemable by us and exercisable by holders on the same basis as the public warrants. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Series A Preferred Stock and Warrant Issuance in Connection with Transaction

In connection with the Transaction, we issued in a private placement an aggregate 75,000 shares of Series A Preferred Stock and 5,000,000 warrants to Anchorage, Geode Diversified Fund and The K2 Principal Fund, L.P., and received gross proceeds of $75.0 million, which proceeds were contributed to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants. The Series A Preferred Stock and the warrants sold in connection with the Transaction were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Class B Common Stock Issuance in Connection with Transaction

On the closing date of the Transaction, we issued 29,807,692 shares of Class B Common Stock to Rosehill Operating, which shares of Class B Common Stock were immediately distributed by Rosehill Operating to Tema. The issuance of Class B Common Stock was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Side Letter

On the closing date of the Transaction, the Company sold 2,200 shares of Series A Preferred Stock to KLR Sponsor and 17,800 shares of Series A Preferred Stock to Rosemore Holdings, Inc., an affiliate of Rosemore, Inc., pursuant to a side letter entered into among Rosemore, Inc., KLR Sponsor and the Company. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Rosehill Operating Common Unit Exchange

On the closing date of the Transaction, we issued to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A Common Stock in exchange for 4,000,000 warrants exercisable for Rosehill Operating Common Units. The issuance of the warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Series B Preferred Stock Issuance in Connection with the White Wolf Acquisition

In connection with the White Wolf Acquisition, we issued in a private placement an aggregate 150,000 shares of Series B Preferred Stock to certain private funds and accounts managed by EIG Global Energy Partners, LLC, and received gross proceeds of $150.0 million. The shares of Series B Preferred Stock sold in connection with the White Wolf Acquisition were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits

(a)	See the Exhibit Index immediately preceding the signature page of this registration statement and which is incorporated by reference herein.

Item 17. Undertakings

The registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.***

2.1	Business Combination Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Tema Oil and Gas Company.(2)

2.2	Purchase and Sale Agreement, dated as of October 24, 2017, among Whitehorse Energy, LLC, Whitehorse Energy Delaware, LLC, Whitehorse Delaware Operating, LLC, Siltstone Resources II—Permian, LLC, Siltstone Resources II-B-Permian, LLC, Rosehill Operating Company, LLC, and Rosehill Resources Inc.(8)

2.3	First Amendment to Purchase and Sale Agreement, dated as of October 24, 2017, among Whitehorse Energy, LLC, Whitehorse Energy Delaware, LLC, Whitehorse Delaware Operating, LLC, Siltstone Resources II—Permian, LLC, Siltstone Resources II-B-Permian, LLC, Rosehill Operating Company, LLC, and Rosehill Resources Inc.(8)

2.4	Second Amendment to Purchase and Sale Agreement, dated as of October 24, 2017, among Whitehorse Energy, LLC, Whitehorse Energy Delaware, LLC, Whitehorse Delaware Operating, LLC, Siltstone Resources II—Permian, LLC, Siltstone Resources II-B-Permian, LLC, Rosehill Operating Company, LLC, and Rosehill Resources Inc.(8)

2.5	Third Amendment to Purchase and Sale Agreement, dated as of October 24, 2017, among Whitehorse Energy, LLC, Whitehorse Energy Delaware, LLC, Whitehorse Delaware Operating, LLC, Siltstone Resources II—Permian, LLC, Siltstone Resources II-B-Permian, LLC, Rosehill Operating Company, LLC, and Rosehill Resources Inc.(9)

3.1	Second Amended and Restated Certificate of Incorporation of KLRE.(5)

3.2	Certificate of Amendment of Certificate of Incorporation.***

3.3	Certificate of Designation for the Series A Preferred Stock of KLRE.(5)

3.4	Amended and Restated Bylaws of Rosehill Resources Inc.(5)

3.5	Certificate of Designations for the Series B Preferred Stock of Rosehill Resources Inc.(8)

4.1	Specimen Unit Certificate.(3)

4.2	Specimen Class A Common Stock Certificate.(3)

4.3	Specimen Warrant Certificate.(3)

4.4	Warrant agreement, dated March 10, 2016, between the Company and Continental Stock Transfer & Trust Company.(1)

4.5	Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, by and among Tema Oil and Gas Company, KLR Energy Sponsor, LLC, KLR Energy Acquisition Corp., Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P.(2)

5.1	Legal Opinion of Vinson & Elkins L.L.P.***

10.1	Securities Subscription Agreement, dated November 19, 2015, between the Registrant and KLR Energy Sponsor, LLC.(4)

10.2	Letter Agreement by and between the Company, the initial shareholder, officers and directors of the Company.(1)

10.3	Third Amended and Restated Sponsor Warrants Purchase Agreement between the Company and KLR Energy Sponsor, LLC.(1)

Exhibit Number	Description

10.4	Amended and Restated Warrants Purchase Agreement between the Company and EarlyBird Capital, Inc.(1)

10.5	Form of Indemnification Agreement.(5)

10.6	Form of Employment Agreement.(5)

10.7	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and AIO V AIV 3 Holdings, L.P.(2)

10.8	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Anchorage Illiquid Opportunities V, L.P.(2)

10.9	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd.(2)

10.10	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and The K2 Principal Fund, L.P.(2)

10.11	Side Letter, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., KLR Energy Sponsor, LLC and Rosemore, Inc.(2)

10.12	Waiver Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., and KLR Energy Sponsor, LLC.(2)

10.13	Tax Receivable Agreement, dated as of April 27, 2017, by and between the Company and Tema.(5)

10.14	Second Amended and Restated Limited Liability Company Agreement of Rosehill Operating Company, LLC, dated as of December 8, 2017.(8)

10.15	Crude Oil Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.(5)

10.16	Gas Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.(5)

10.17	Amended and Restated Credit Agreement, dated as of March 28, 2018, among Rosehill Operating Company, LLC, as borrower, Rosehill Resources Inc., as parent, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders.(11)

10.18	Commitment Agreement, dated April 25, 2017, by and among the Company, KLR Energy Sponsor, LLC and The K2 Principal Fund, L.P.(6)

10.19	Registration Rights Agreement, dated March 10, 2016, between the Company, KLR Energy Sponsor, LLC, EarlyBirdCapital, Inc. and Chardan Capital Markets, LLC.(1)

10.20	Employment Agreement between J. A. (Alan) Townsend and Rosehill Operating Company, LLC, dated April 27, 2017.(7)

10.21	Employment Agreement between Brian K. Ayers and Rosehill Operating Company, LLC, dated April 27, 2017.(7)

10.22	Employment Agreement between R. Colby Williford and Rosehill Operating Company, LLC, dated April 27, 2017.(7)

10.23	Employment Agreement between Craig Owen and Rosehill Operating company, LLC, dated as of June 5, 2017.(7)

Exhibit Number	Description

10.24	Series B Redeemable Preferred Stock Purchase Agreement among Rosehill Resources Inc. and the Purchasers party thereto.(8)

10.25	$100,000,000 Note Purchase Agreement by Rosehill Operating Company, LLC, dated as of December 8, 2017.(8)

10.26	First Amendment to Note Purchase Agreement, dated as of March 28, 2018, among Rosehill Operating Company, LLC, as issuer, Rosehill Resources Inc., each of the holders from time to time party thereto and U.S. Bank National Association, as agent and collateral agent for the holders.(11)

10.27	Letter Agreement, dated December 18, 2017, by and between Rosehill Resources Inc., Tema Oil and Gas Company and KLR Energy Sponsor, LLC.***

10.28	Form of Restricted Stock Grant Notice and Agreement for Non-Employee Directors.(5)

10.29	Form of Performance Share Unit Grant Notice and Agreement for Executives.(10)

10.30	Form of Restricted Stock Unit Grant Notice and Agreement for Executives.(10)

10.31	Transition, Resignation and Consulting Agreement and General Release of Claims among J. A. (Alan) Townsend, Rosehill Operating Company, LLC and Rosehill Resources Inc., dated as of May 2, 2018.(12)

10.32	Amended and Restated Rosehill Resources Inc. Long-Term Incentive Plan.(13)

10.33	Global Amendment to Outstanding Awards under the Rosehill Resources Inc. Long-Term Incentive Plan, effective as of July 23, 2018.(13)

10.34	Offer Letter between Gary C. Hanna and Rosehill Operating Company, LLC.(14)

21.1	Subsidiaries of the Registrant.(5)

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP.***

23.2	Consent of Ryder Scott Company, LP.***

23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).***

24.1	Power of Attorney (included on signature page of this Registration Statement).***

99.1	Ryder Scott Company, LP., Summary of Reserves at December 31, 2017.***

99.2	Ryder Scott Company, LP., Summary of Reserves at December 31, 2016.***

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase.

101.LAB*	XBRL Taxonomy Extension Label Linkbase.

*	Filed herewith
***	Previously filed.
(1)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on March 16, 2016.
(2)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on December 20, 2016.
(3)	Incorporated by reference to the Company’s Amendment No. 1 to the Registration Statement (File no. 333-209041) on Form S-1/A, filed with the Commission on February 5, 2016.
(4)	Incorporated by reference to the Company’s Registration Statement (File no. 333-209041) on Form S-1, filed with the Commission on January 19, 2016.
(5)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on May 3, 2017.

(6)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on April 28, 2017.
(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the Commission on August 15, 2017.
(8)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on December 14, 2017.
(9)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on December 22, 2017.
(10)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on April 17, 2018.
(11)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on March 29, 2018.
(12)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on May 2, 2018.
(13)	Incorporated by reference to the Company’s Form 8-K, filed with the Commission on July 27, 2018.
(14)	Incorporated by reference to the Company’s Form 8-K/A, filed with the Commssion on September 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 25, 2018.

ROSEHILL RESOURCES INC.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Interim President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gary C. Hanna Gary C. Hanna	Interim Chief Executive Officer and President and Chairman (Principal Executive Officer)	September 25, 2018

/s/ Craig Owen Craig Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2018

/s/ Edward Kovalik* Edward Kovalik	Director	September 25, 2018

/s/ Frank Rosenberg* Frank Rosenberg	Director	September 25, 2018

/s/ William E. Mayer* William E. Mayer	Director	September 25, 2018

/s/ Harry Quarls* Harry Quarls	Director	September 25, 2018

/s/ Francis Contino* Francis Contino	Director	September 25, 2018

By:	/s/ Craig Owen
* By Power of Attorney